Exhibit 8.1

April 21, 2023

Environmental Solutions Group Holdings Limited

101 Tuas South Avenue 2

Singapore 637226

Re:	Registration Statement of ESGL Holdings Limited

Ladies and Gentlemen:

We have acted as United States counsel to Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (the “Company”), in connection with the proposed business combination contemplated by a merger agreement, dated as of November 29, 2022 (the “Merger Agreement”), by and between Genesis Unicorn Capital Corp., a Delaware corporation (“GUCC”), ESGL Holdings Limited, a Cayman Islands exempted company and wholly owned subsidiary of GUCC (“PubCo”), ESGH Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of PubCo (“Merger Sub”), the Company, and Quek Leng Chuang, solely in his capacity as the shareholder representative, agent, and attorney-in-fact of the shareholders of the Company (the “Shareholder Representative”). Upon the closing of the transactions contemplated by the Merger Agreement, (a) GUCC will be merged with and into PubCo (the “Reincorporation Merger”), with PubCo surviving the Reincorporation Merger, and (b) immediately thereafter Merger Sub will be merged with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a direct wholly owned subsidiary of PubCo (collectively, the “Business Combination”). Following the Business Combination, PubCo will be a publicly traded company listed on a stock exchange in the United States.

The Business Combination and certain other related transactions are described in the Registration Statement of PubCo on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed on December 30, 2022 (Registration Number 333-269078) (as amended, the “Registration Statement”).

You have requested our opinion regarding certain matters set forth in the Registration Statement

In preparing this opinion letter, we have examined (i) the Registration Statement, (ii) the Merger Agreement, (iii) the opinion letter issued to PubCo and GUCC by Loeb & Loeb LLP (the “Loeb Opinion”) regarding the federal income tax treatment of the Reincorporation Merger, and (iv) such other documents as we have considered relevant to our analysis. In addition, the Company and PubCo have provided us with, and we are relying upon, certificates (the “Officer’s Certificates”) containing certain factual representations and covenants of an officer of each of the Company and PubCo relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. Our opinion letter is based solely on the information and representations in such documents.

For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, (viii) the accuracy and completeness of all records made available to us, and (ix) the accuracy of the conclusions set forth in the Loeb Opinion.

DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

Environmental Solutions Group Holdings Limited

April 21, 2023

For purposes of our opinion, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificates, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificates, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations, and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificates may affect our conclusions set forth herein.

Based on the foregoing, and subject to the limitations set forth herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders.”

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service (“IRS”), and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Our opinion is not binding on the IRS or a court. The IRS may disagree with the opinion contained herein, and a court may sustain the IRS’s position.

No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. Except as provided in the next sentence, this opinion letter may not be distributed, quoted in whole or in part, or otherwise reproduced in any document. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,
/s/ SAUL EWING LLP